Exhibit 10.1
AMENDMENT NO. 5 TO EMPLOYMENT AGREEMENT
BETWEEN WESTWOOD ONE, INC. AND NORMAN J. PATTIZ
The following, upon execution by the parties hereto, shall constitute Amendment No. 5, dated as of June 11, 2009 (the “Fifth Amendment”), by and between Westwood One, Inc. (the “Company”) and Norman J. Pattiz (“Employee”) to the Employment Agreement, entered into by and between the Company and Employee, made as of April 29, 1998, as amended by the Amendment to Employment Agreement between the Company and Employee, dated as of October 27, 2003, by the Amendment No. 2 to Employment Agreement between the Company and Employee, dated as of November 28, 2005, by the Amendment No. 3 to the Employment Agreement between the Company and the Employee dated January 8, 2008 and by the Amendment No. 4 to the Employment Agreement between the Company and the Employee dated December 31, 2008 (as amended, the “Agreement”). Capitalized terms used but not defined herein have the meaning set forth in the Agreement. The parties hereto agree that the terms of the Agreement are hereby modified as set forth herein. In the event of a conflict between the terms of the Agreement and the terms of this Fifth Amendment, the terms of this Fifth Amendment shall prevail. For the avoidance of doubt, this Agreement shall not supersede the letter to Employee from David A. Hillman, dated May 25, 2005, regarding the options granted to Employee on December 1, 2003 and December 1, 2004.
1.	Section 2 of the Agreement is hereby deleted in its entirety and replaced with a new Section 2 to read as follows:
“The term of employment shall be extended for an additional period beginning June 16, 2009 and continuing through June 15, 2011 (the “Extended Term”). In the event that the Agreement expires effective June 15, 2011 and the Company determines not to renew the Agreement, the Agreement will be deemed terminated; provided, however, that the Company will continue to engage Employee as a part-time employee and/or consultant (at the Company’s option) through November 30, 2015, or such earlier time as Employee voluntarily terminates his service with the Company (the “Continued Engagement Period”). The provisions of Section 5 of this Agreement shall cease to apply to Employee on the earlier to occur of June 15, 2011 and the effective date of a termination of Employee’s employment prior to the expiration of the Extended Term. In addition, during the Continued Engagement Period: (i) the remainder of this Agreement shall no longer be of any force and effect; (ii) Employee will neither employ, hire or engage, nor offer to employ, hire or engage nor solicit employment or service, directly or indirectly, of any employee or consultant of the Company or its related entities or any person or entity under an exclusive contract in radio with the Company or its related entities to provide voice talent to the Company or its related entities (a “Voice Talent”); provided, however, that this clause (ii) shall only apply to employees, consultants and Voice Talent who were providing services of any kind to the Company or its related entities on the earlier to occur of June 15, 2011 and the effective date of a termination of Employee’s employment prior to the expiration of the Extended Term; and (iii) Employee’s outstanding stock options will continue to vest until the end of the Continued Engagement Period.”

2.
Subject to the approval of the Board of Directors (or any committee with authority delegated by the Board of Directors), the Company shall grant stock options to Employee in an amount equating to approximately 0.50% of the total outstanding equity of the Company. Such stock options shall be issued concurrently with the issuance of stock options to the Company’s senior management team following the Company’s Special Stockholders Meeting to be held on June 26, 2009, shall have an exercise price equal to the fair market value of the Company’s common stock on the date of issuance and shall have vesting, termination and other terms comparable to those issued to the Company’s senior management team.

3.	In connection with the negotiation and preparation of this Fifth Amendment, the Company will reimburse Employee for the reasonable attorneys’ fees (for time actually billed) incurred by Employee.

4.
In the event the Company formally rejects a program that is submitted to it, Employee will have the right to negotiate a programming deal for himself with respect to such formally rejected content, provided that Employee shall provide the Company with a right of first refusal to distribute such programming, which right of first refusal may be exercised by the Company by providing written notice to Employee no later than 30 days after receiving the right of first refusal from Employee. All notices and submissions made to the Company in accordance with this paragraph 4 shall be made by written notice delivered to the attention of both Rod Sherwood and Mark Stone.

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IN WITNESS WHEREOF, this Fifth Amendment is EXECUTED as of the date first above written, to be EFFECTIVE FOR ALL PURPOSES as of said date.

WESTWOOD ONE, INC.
By:	/s/ David Hillman
	Printed Name:	David Hillman
	Title:	CAO and GC

EMPLOYEE
/s/ Norman J. Pattiz
Norman J. Pattiz

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